EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa

The Second 1109 Holdco Ltd.

The Sixty Two Investment Company Limited

Fairfax Financial Holdings Limited

FFHL Group Ltd.

Northbridge Financial Corporation

Northbridge General Insurance Corporation

Fairfax (US) Inc.

Odyssey US Holdings Inc.

Odyssey Group Holdings, Inc.

Odyssey Reinsurance Company

Crum & Forster Holdings Corp.

United States Fire Insurance Company

The North River Insurance Company

1102952 B.C. Unlimited Liability Company

Allied World Assurance Company Holdings, Ltd

Allied World Assurance Company Holdings I, Ltd

Allied World Assurance Company, Ltd

Allied World Assurance Holdings (Ireland) Ltd

Allied World Assurance Holdings (U.S.) Inc.

Allied World Insurance Company

AW Underwriters Inc.

Allied World Specialty Insurance Company